Exhibit 3.134

Amended and Restated

Limited Liability Company Agreement

of

HSCGP, LLC

This Amended and Restated Limited Liability Company Agreement of HSCGP, LLC (the “Company”), effective as of June 23, 2014 (this “Agreement”), is entered into by LifePoint Hospitals Holdings, Inc., its sole member (the “Member”).

WHEREAS, the Company was formed as a limited liability company under and subject to the laws of the State of Delaware on April 28, 1999; and

WHEREAS, the Company was formerly known as LifePoint CSGP, LLC;

WHEREAS, the Company changed its name effective April 9, 2012;

WHEREAS, the Member desires to amend and restate the Limited Liability Company Agreement of the Company dated as of April 28, 1999 to, among other things, reflect the change of name of the Company.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, etseq.), as amended from time to time (the “Act”), and hereby agrees as follows:

1.                                      Name.  The name of the limited liability company shall be HSCGP, LLC (the “Company”).

2.                                      Purpose.  The purposes of the Company (whether directly or indirectly through one or more subsidiaries) are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.                                      Member and Capital Contribution.  The name and the business address of the Member and the amount of cash or other property contributed or to be contributed by the Member to the capital of the Company are set forth on Schedule A attached hereto and shall be listed on the books and records of the Company.  The managers of the Company shall be required to update the books and records, and the aforementioned Schedule, from time to time as necessary to accurately reflect the information therein.

The Member shall not be required to make any additional contributions of capital to the Company, although the Member may from time to time agree to make additional capital contributions to the Company.

4.                                      Powers.  The business and affairs of the Company shall be managed by the Member.  The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members of a limited liability company under the laws of the State of Delaware. The Member may, from time to time, designate one or more individuals to be managers of the Company.  The managers of the Company shall have such authority and perform such duties in the management of the Company as may be determined by the Member or as provided herein or under the Act.

5.                                      Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member or (b) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

6.                                      Allocation of Profits and Losses.  The Company’s profits and losses shall be allocated to the Member.

7.                                      Distributions.  Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member.

8.                                      Resignation.  The Member shall not resign from the Company (other than pursuant to a transfer of the Member’s entire limited liability company interest in the Company to a single substitute member, including pursuant to a merger agreement that provides for a substitute member pursuant to the terms of this Agreement) prior to the dissolution and winding up of the Company.

9.                                      Assignment and Transfer.  The Member may assign or transfer in whole but not in part its limited liability company interest to a single acquiror.

I0.                                 Admission of Substitute Member.  A person who acquires the Member’s entire limited liability company interest by transfer or assignment shall be admitted to the Company as a member upon the execution of this Agreement or a counterpart of this Agreement and thereupon shall become the “Member” for purposes of this Agreement.

11.                               Liability of Member and Managers.  Neither the Member nor any manager shall have any liability for the obligations or liabilities of the Company except to the extent provided herein or in the Act.

12.                               Indemnification.  The Company shall indemnify and hold harmless each manager and the Member and its partners, shareholders, officers, directors, managers, employees, agents and representatives and the partners, shareholders, officers, directors, managers, employees, agents and representatives of such persons to the fullest extent permitted by the Act.

13.                               Amendment.  This Agreement may be amended from time to time with the consent of the Member.

14.                                    Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Limited Liability Company Agreement as of June 23, 2014.

LifePoint Hospitals Holdings, Inc.

By:	/s/ Kathy Teague
Name:	Kathy Teague
Title:	Assistant Secretary

Exhibit A

Member and Business Address	Capital Contribution	Limited Liability Company Interest
LifePoint Hospitals Holdings, Inc. 330 Seven Springs Way Brentwood, TN 37027	The assets contributed to the Company as set forth in a Contribution Agreement, effective as of the Effective Time (as defined therein), between Healthtrust, Inc. – The Hospital Company and the Company.	100%